UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 23, 2025

EPAM SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35418	22-3536104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive	Suite 202	18940
Newtown	Pennsylvania
(Address of principal executive offices)		(Zip Code)

267-759-9000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.001 per share	EPAM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2025, the Compensation Committee of the Board of Directors of EPAM Systems, Inc. (the “Company”), approved the EPAM Systems, Inc. Executive Severance Plan (the “Severance Plan”), effective as of the same date, under which the Company’s executive officers (including the Company’s Chief Executive Officer and Chief Financial Officer) will be eligible to receive severance payments and benefits in connection with certain qualifying terminations of their employment with the Company and its subsidiaries, subject to the conditions set forth in the Severance Plan. All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Severance Plan.

Under the Severance Plan, upon termination by the Company of the Participant without “Cause” or by the participant without “Good Reason”, the Participant will receive: (i) a lump sum cash payment equal to the sum of the Participant’s then-current base salary plus target bonus; (ii) payment or reimbursement of the cost of COBRA (or comparable program) premiums for 12 months for the Participant and his or her dependents; (iii) any earned but unpaid annual bonus in respect of the fiscal year ending prior to the year of the Participant’s termination that is earned; and (iv) acceleration of the vesting of the portion of the Participant’s then-outstanding restricted stock unit awards that are subject only to time-based vesting requirements and that would otherwise vest within the 12 month period following termination.

Upon the termination of a Participant’s employment by the Company without “Cause” or by the Participant without “Good Reason”, in either case within the period that is three months before and 12 months after a Change in Control, the Participant shall receive: (i) a lump sum cash severance payment equal to 1.5 times (or for the Chief Executive Officer, two times) the sum of Participant’s then-current base salary plus target bonus; (ii) payment or reimbursement of the cost of COBRA (or comparable program) premiums for 18 months (or for the Chief Executive Officer, 24 months) for the Participant and his or her dependents; (iii) any earned but unpaid annual bonus in respect of the fiscal year ending prior to the year of the Participant’s termination that is earned; and (iv) acceleration of the vesting of 100% of the Participant’s then-outstanding equity awards (provided that with respect to any vesting award with vesting conditioned on performance conditions, such performance conditions will be deemed to be satisfied at the greater of target and actual performance unless otherwise set forth in the applicable award agreement).

A Participant who is Retirement-Eligible (as defined in the Severance Plan) and undergoes a termination by the Company of the Participant without “Cause” or by the participant without “Good Reason”, is eligible to receive severance benefits under the Severance Plan.

To receive the severance benefit, the Participant must execute and deliver a release of claims in favor of the Company and continue to comply with restrictive covenants applicable to the Participant.

The payments and benefits provided under the Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by the Company pursuant to Section 280G of the Internal Revenue Code of 1986 (the “Code”). These payments and benefits may also subject an eligible Participant to an excise tax under Section 4999 of the Code. If the payments or benefits payable to an eligible Participant in connection with a Change in Control, under the Severance Plan or otherwise, would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will either be provided in full pursuant to the terms of the Severance Plan or reduced if such reduction would result in a greater net after-tax benefit to the applicable Participant.

The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Plan, a copy of which is filed herewith as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Exhibit Description

10.1	EPAM Systems, Inc. Executive Severance Plan

101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPAM SYSTEMS, INC.

Date: June 26, 2025	By:	/s/ Edward F. Rockwell
Name: Edward F. Rockwell
Title: SVP, General Counsel and Corporate Secretary